SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 17, 2009
NEWALLIANCE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-32007	52-2407114
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		identification number)

195 Church Street
New Haven, Connecticut 06510
(203)787-1111
(address and telephone number)

N/A
(Former Name or Former Address, if Changed Since Last Report)

[Missing Graphic Reference]

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2009 the Compensation Committee (the “Committee”) of the Board of Directors of NewAlliance Bancshares, Inc. (the “Company”) and NewAlliance Bank (the “Bank”) established and approved the grant of additional incentive opportunities to Donald T. Chaffee in recognition of his service as Interim Chief Financial Officer for an approximately 6 month period preceding the arrival of Glenn I. MacInnes as Chief Financial Officer.

Mr. Chaffee is eligible for additional shares of restricted stock under the Company’s 2005 Long-Term Compensation Plan. The number of shares included in this restricted stock award shall be determined as of the next quarterly grant date,  February 1, 2010, and will be equivalent to the number of shares of Common Stock of the Company valued at $124,800 based on the closing price on the grant date.  The shares will vest on May 31, 2012. The nominal dollar amount was determined based on the pro-rated amount that the former Chief Financial Officer would have received (65% of his salary) had he remained at the Company in 2009.

Mr. Chaffee also is eligible to earn an additional cash performance bonus again based on what the former Chief Financial Officer would have been eligible for under the Bank’s Executive Incentive Plan (“EIP”).  The target bonus would have been at 60% of his salary pro-rated for the 6 months or $115,200. The bonus, if any, to Mr. Chaffee will not be paid under the EIP but will be based on the same corporate performance targets from the EIP for all executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NEWALLIANCE BANCSHARES, INC.

By: /s/ Glenn I. MacInnes
Glenn I. MacInnes
Executive Vice President and Chief Financial Officer

Date: November 23, 2009